ARTICLES OF INCORPORATION

                                555Jobs.com
                          (A NEVADA CORPORATION)
                    CORPORATION FILE NUMBER: C18897-2000


                          ARTICLES OF INCORPORATION

                                    OF

                                555Jobs.com


I, the undersigned, having associated my self together for the purpose of forming a professional corporation under the General Corporation Laws of the State of Nevada, do hereby certify;

                                    I.

The name of said corporation shall be 555Jobs.com

                                   II.


          The principal office of the corporation in this state is to be located at 1177 Fairview Drive, Suite 996, Carson City, Nevada, 89701. R/A's of America is hereby named as the resident agent of this corporation in charge of its office.

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          The corporation may also have one or more offices outside the State of Nevada where the books and records of the corporation may be kept and meetings of Directors and Stockholders may be held, as may be determined by the Board of Directors.

                                III.

          The corporation may engage in any lawful activity and specifically, but not in the limitation thereof, the nature of the business, object and purposes proposed to be transacted, promoted and carried on by the corporation are as follow:

A. To perform any manner of services for the general public.

B. To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, warrants, and other negotiable or transferable instruments.

C. To issue bonds, debentures, or obligations of this corporation from time to time, and to borrow money for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.

D. In general, to carry on other business in connection with the foregoing, and to exercise all of the powers conferred by the laws of Nevada upon corporation formed under the act herein referred to
  The foregoing clauses shall be construed both as objects and powers and it is hereby expressed provided that the foregoing enumeration of specific powers shall be held to limit or restrict in any manner the powers of this corporation.

                                IV.

          The amount of the total authorized capital stock of this corporation shall be as follow:
          Common-voting stocks - 1 to 1
          (50,000,000) Fifty million shares with the par value of $0.001 Preferred-voting stocks - 100 to 1
          (10,000,000) Ten million shares with the par value of $0.001
     The members of the governing board of this corporation shall be styled DIRECTORS, and shall be not fewer than one (1), nor more than five (5) in number, provided however that the number of Directors may not be fewer than three (3) unless the shares of the corporation are owned beneficially and of records by either one (1) or two (2) stockholders in which case the number of Directors may be fewer than three (3) but not fewer than the number of stockholders. The name and post office address of the first Board of

Directors, which shall consist of two (2), is as follow:

             Name                         Address
             Ken Chua                     10880 Maddocks Road
                                          Richmond, BC, Canada
                                          V7A-3M5

             Name                         Address
             Gary Chua                    1475 Kensington Avenue
                                          Burnaby, BC Canada.
                                          V5B-4C4


                                V.

          The private property of the stockholders of the corporation shall not be subject to the payment of the debt of said corporation to any extent whatever.

                                VI.
          The capital stock of this corporation after the payment of the subscription price, or the value thereof, shall be no assessable.

                                VII.
          The board of Directors shall have the powers and authority to increase the amount of total capital stock at any time the existing total capital stock shall have been issued.

                                VIII.
          The name and post office address of the incorporator signing these articles of Incorporation is as follows:

          Name                          Address
     Terrall W. Chicoat                1177 Fairview Drive, Suite 996
     R/A's America                    Carson City, Nevada, 89701
     (On behalf of Ken Chua)


                                IX.
          This corporation shall have perpetual existence.

                                X.
          The Board of Directors shall have the powers and authority to appoint such officers and agents, as the affairs of the corporation shall require and to allow them suitable compensation.

                                XI.
          The board of Directors shall have the power and authority to make alter or amend the By-Laws, to fix the amount in cash, or otherwise, to be reserved as working capital, and to authorize and to cause to be mortgage and liens upon the property and franchises of the corporation.

                                XII.

The Board of Directors shall have the power and authority, with the consent in writing and pursuant to the vote of the holders of fifty-one percent (51%) of the common-voting capital stock issued and outstanding, to sell, assign, transfer, or otherwise dispose of the whole property and business of this corporation, but not otherwise.


                                XIII.
          The Board of Directors shall from time to time determine whether and to what extent, and at what time and places, and under what conditions and regulations the accounts and books and records of this corporation, or any of them, shall be opened to the inspection of the stockholders, and not stockholders shall have the right to inspect any account or books and records or documents of this corporation, except as conferred by the Statutes of the State of Nevada, or authorized by the Board of Directors, or by Resolution of the stockholders.

                                XIV.
          The stockholders and directors shall have power to hold their meetings, and to keep the books and records, documents and papers of this corporation outside the State of Nevada, and at such places as may be from time to time designated by the By-Laws or by Resolution of the stockholders or Directors, except as otherwise required by the laws of the State of Nevada.


          IN WITNESS WHEREOF, I have hereunto subscribed my name this 12th, day of July 2000.


                                             s/ Ken Chua



State of Nevada          )
Country of Carson City     )

          On this 13th day of July, Miss Lucy Chan, personally appeared Ken Chua who acknowledged to me that executed the foregoing Articles of Incorporation.